SIDLEY AUSTIN BROWN & WOOD
                                                                     EXHIBIT 5.1

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WASHINGTON, D.C.                                              SHANGHAI

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 WRITER'S DIRECT NUMBER                                WRITER'S E-MAIL ADDRESS

                                October 11, 2002


Shaffer Asset Management, Inc.
General Partner of
  Shaffer Diversified Fund, LP
925 Westchester Avenue
Suite 306
White Plains, New York  10604

                     Re:       Shaffer Diversified Fund, LP
                               Units of Limited Partnership
                               Interest
                               ------------------------------------------

Dear Sir or Madam:

         We refer to the Registration Statement on Form S-1 (Reg. No. 333-46550) filed by Shaffer Diversified Fund, LP (the "Partnership") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), as amended by Post-Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission on or about October 11, 2002 (the "Registration Statement"), relating to the registration of $25,000,000 of Units of Limited Partnership Interest of the Partnership (the "Units").

         We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis of this opinion.

         For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

         Based on the foregoing, we are of the opinion that:

         1. The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Act").



          SIDLEY AUSTIN BROWN & WOOD IS AN ILLINOIS GENERAL PARTNERSHIP
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Shaffer Asset Management, Inc.
October 11, 2002
Page 2

         2. The General Partner has taken all corporate action required to be taken by it to authorize the issuance and sale of Units to the Subscribers (as defined below) and to authorize the admission to the Partnership of the limited partners of the Partnership.

         3. Assuming (i) the due authorization, execution and delivery to the General Partner of a Subscription Agreement by each subscriber for Units (collectively, the "Subscribers"), (ii) the due acceptance by the General Partner of each Subscription Agreement and the due acceptance by the General Partner of the admission of the Subscribers as limited partners of the Partnership, (iii) the payment by each Subscriber of the full consideration due from it for the Units subscribed to by it, (iv) that the books and records of the Partnership set forth all information required by the Limited Partnership Agreement and the Act, including all information with respect to all persons and entities to be admitted as partners and their contributions to the Partnership,
(v) that the Subscribers, as limited partners of the Partnership, do not participate in the control of the business of the Partnership, and (vi) that the Units are offered and sold as described in the Registration Statement and the Limited Partnership Agreement, the Units to be issued to the Subscribers will represent valid limited partnership interests in the Partnership and, subject to the qualifications set forth herein, will be fully paid and nonassessable limited partnership interests in the Partnership, as to which the Subscribers as limited partners of the Partnership will have no liability in excess of their obligations to make contributions to the Partnership, their obligations to make other payments provided for in the Limited Partnership Agreement and their share of the Partnership's assets and undistributed profits (subject to the obligation of a Limited Partner to repay any funds wrongfully distributed to it).

         4. There are no provisions in the Limited Partnership Agreement the inclusion of which, subject to the terms and conditions therein, would cause the Limited Partners, as limited partners of the Partnership, to be deemed to be participating in the control of the business of the Partnership within the meaning of the Act.

         We are members of the Bar of the States of Illinois, New York, California and Texas and the District of Columbia and do not opine with respect to the laws of any other jurisdiction other than the States of Illinois, New York, Texas and California and of the District of Columbia and with respect to the Act and the General Corporation Law of the State of Delaware (including statutory provisions, applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws). We express no opinion as to the application of the securities or blue sky laws of the various states (including the State of Delaware) to the sale of the Units.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and all references to our firm included in or made a part of the Registration Statement.

                                      Very truly yours,



                                      SIDLEY AUSTIN BROWN & WOOD








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